Exhibit 99.1

G1 Therapeutics Announces Expansion of COSELA™ (Trilaciclib) Sales Force

- G1 and Boehringer Ingelheim Mutually Agree to End Co-Promotion Agreement -

- Management to Host Webcast and Conference Call today at 8:30 AM ET -

RESEARCH TRIANGLE PARK, NC, December 16, 2021 – G1 Therapeutics, Inc. (Nasdaq: GTHX), a commercial-stage oncology company, today announced that the Company will hire and deploy an additional 20 sales people, bringing the total number of oncology sales representatives to 34. The expansion will allow G1 to target all accounts to accelerate sales activities and help maximize the adoption of COSELA™ (trilaciclib). G1 and Boehringer Ingelheim have mutually agreed to end the co-promotion agreement for COSELA, effective March 2022.

“We want to thank Boehringer Ingelheim for their support in laying the early commercial groundwork during the first year of COSELA’s availability in the U.S.,” said Andrew Perry, Chief Commercial Officer of G1 Therapeutics. “We are well along in the process of hiring our COSELA-focused sales force; these experienced oncology sales professionals have existing relationships at target organizations and are prioritizing prescriber access, which is the key to execution and adoption of new therapies like COSELA. Our goal is to drive as quick an impact as possible from this effort, and as such we are hiring, training, and deploying these individuals into the field as they arrive. We have already hired 13 of these field-based professionals, deployed seven, and expect to have the full team of 34 in place and deployed by mid-February 2022.”

Under the terms of the termination agreement, Boehringer Ingelheim and G1 will work together on transitioning promotional activities by March 2022. After that point, Boehringer Ingelheim will receive reduced payments based on net sales of COSELA for patients with ES-SCLC in the U.S. until March 2024. There are no payments due by either party beyond March 2024. The Co-Promotion Agreement does not extend to additional indications that G1 may pursue for trilaciclib.

Webcast and Conference Call

G1 will host a webcast and conference call at 8:30 a.m. ET today to discuss the expansion of the COSELA sales force. The live call may be accessed by dialing (866) 763-6020 (domestic) or (210) 874-7713 (international) and entering the conference code: 8549816. A live and archived webcast will be available on the Events & Presentations page of the company’s website: www.g1therapeutics.com. The webcast will be archived on the same page for 90 days following the event.

About COSELA™ (trilaciclib) for Injection

COSELA (trilaciclib) was approved by the U.S. Food and Drug Administration on February 12, 2021.

Indication

COSELA™ (trilaciclib) is indicated to decrease the incidence of chemotherapy-induced myelosuppression in adult patients when administered prior to a platinum/etoposide-containing regimen or topotecan-containing regimen for extensive-stage small cell lung cancer.

Important Safety Information

COSELA is contraindicated in patients with a history of serious hypersensitivity reactions to trilaciclib.

Warnings and precautions include injection-site reactions (including phlebitis and thrombophlebitis), acute drug hypersensitivity reactions, interstitial lung disease (pneumonitis), and embryo-fetal toxicity.

The most common adverse reactions (>10%) were fatigue, hypocalcemia, hypokalemia, hypophosphatemia, aspartate aminotransferase increased, headache, and pneumonia.

This information is not comprehensive. Please click here for full Prescribing Information. https://www.g1therapeutics.com/cosela/pi/

To report suspected adverse reactions, contact G1 Therapeutics at 1-800-790-G1TX or call FDA at 1-800-FDA-1088 or visit www.fda.gov/medwatch.

About G1 Therapeutics

G1 Therapeutics, Inc. is a commercial-stage biopharmaceutical company focused on the development and commercialization of next generation therapies that improve the lives of those affected by cancer, including the Company’s first commercial product, COSELA™ (trilaciclib). G1 has a deep clinical pipeline and is executing a tumor-agnostic development plan evaluating trilaciclib in a variety of solid tumors, including colorectal, breast, lung, and bladder cancers. G1 Therapeutics is based in Research Triangle Park, N.C. For additional information, please visit www.g1therapeutics.com and follow us on Twitter @G1Therapeutics.

G1 Therapeutics™ and the G1 Therapeutics logo and COSELA™ and the COSELA logo are trademarks of G1 Therapeutics, Inc.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements in this press release include, but are not limited to, those relating to the Company’s expectation that its full sales team will be in place and deployed by mid-February 2022, and that the Company will prioritize prescriber access and use its sale force relationships to target organizations with the goal of accelerating sales activities and maximizing the adoption of COSLEA. Each of these forward-looking statements involves risks and uncertainties. Factors that may cause the company’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in the company’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein and include, but are not limited to: the company’s dependence on the commercial success of COSELA, and the lack of assurance that the Company’s commercialization efforts in the U.S. with respect to COSELA will be successful or that it will be able to generate revenues at the levels or within the timing expected or at the levels or within the timing necessary to support the Company’s goals.; the development and commercialization of new drug products is highly competitive; the company’s ability to complete clinical trials for, obtain approvals for and commercialize any of its product candidates; the company’s initial success in ongoing clinical trials may not be indicative of results obtained when these trials are completed or in later stage trials; the inherent uncertainties associated with developing new products or technologies and operating as a development-stage company; and market conditions. Except as required by law, the company assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

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Will Roberts

Vice President, Investor Relations & Corporate Communications

919-907-1944

wroberts@g1therapeutics.com

Rebecca Levine

Director, Corporate Communications and Public Relations

(919) 667-8711

rlevine@g1therapeutics.com

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